Shen Zhou Announces Acceptance of Its Plan

to Regain Compliance by NYSE MKT LLC

BEIJING, Jan. 16, 2013 /PRNewswire-FirstCall/ -- China Shen Zhou Mining & Resources, Inc. ("China Shen Zhou", or the "Company") (NYSE Amex: SHZ), a company engaged in the exploration, development, mining and processing of fluorite, barite, zinc, copper, and other nonferrous metals in China, today announced that the Company received notice from the NYSE MKT LLC (the "NYSE Amex" or the "Exchange") advising that China Shen Zhou's plan to regain compliance previously submitted to the Exchange has been approved with an extended compliance date of April 24, 2013.

On October 24, 2012, the Company received notice from the NYSE Amex advising that it was not in compliance with Section 1003(a)(iv) continued listing standards, which applies if a listed company has sustained losses that are substantial in relation to its overall operations or its existing financial resources.

The Company presented a plan of compliance to the Exchange on November 30, 2012 and has provided supplemental information as requested. On January 11, 2013, the Exchange communicated that it accepted the Company's plan of compliance and granted the Company an extension until April 24, 2013 to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the plan period could result in the Company being delisted from the NYSE Amex. China Shen Zhou's management fully expects to execute the plan within the time frame prescribed by the Exchange.

About China Shen Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite, barite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b)fluorite and barite extraction and processing in the Wuchuan County of Guizhou province (c)fluorite and barite extraction and processing in the Yanhe County of Guizhou province.(d)fluorite extraction and processing in Jingde County, Anhui Province; (e) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (f) zinc/copper exploration, mining and processing in Xinjiang. For more information, please visit http://www.chinaszmg.com/.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Min Liu
Grayling
+1-646-284-9413
min.liu@grayling.com

Shiwei Yin
Grayling
+1-646-284-9474
shiwei.yin@grayling.com